Exhibit (a)(5)(B)

Contact: Investor Relations 240.744.5800

NEWS RELEASE

HOST HOTELS & RESORTS, INC. ANNOUNCES PUT OPTION FOR HOST HOTELS & RESORTS, L.P.’S 3.25% EXCHANGEABLE SENIOR DEBENTURES DUE 2024

Bethesda, MD; March 16, 2010  Host Hotels & Resorts, Inc. (NYSE:HST) today announced that Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner, is notifying holders of its outstanding 3.25% Exchangeable Senior Debentures due 2024 (CUSIP No. 44108EAT5) (the “Debentures”) that the holders have an option, pursuant to the terms of the Debentures, to require Host Hotels & Resorts, L.P. to purchase, on April 15, 2010, all or a portion of such holders’ Debentures (the “Put Option”) at a price equal to 100% of the aggregate principal amount of the Debentures.

Host Hotels & Resorts, L.P. will pay the aggregate purchase price solely in cash. If all outstanding Debentures are surrendered for purchase pursuant to the Put Option, the aggregate cash purchase price will be $325 million. Holders that do not surrender their Debentures for purchase will maintain the right to exchange their Debentures, subject to the terms, conditions and adjustments applicable to the Debentures.

The opportunity to deliver a written notice to surrender Debentures for purchase pursuant to the Put Option will terminate at 5:00 p.m., New York City time, on April 13, 2010. In order to exercise the applicable Put Option, a holder must follow the procedures set forth in the applicable notice to holders. Holders may withdraw any written notices of repurchase previously delivered at any time prior to 5:00 p.m., New York City time, on April 13, 2010.

Host Hotels & Resorts, L.P. will file a Tender Offer Statement on Schedule TO for the Debentures with the Securities and Exchange Commission. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Debentures for purchase, including the notices to holders,

Host Hotels & Resorts, Inc. News Release	March 16, 2010

will be available through The Depository Trust Company and the paying agent for the Debentures, which is The Bank of New York Mellon. None of the Company, the board of directors of Host Hotels & Resorts, Inc. and its employees have made or are making any representation or recommendation as to whether any holder should surrender any Debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions and dispositions; and our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form
10-K.

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